Exhibit 99.1

International Rectifier Announces Second Quarter 2012 Results

EL SEGUNDO, Calif.—(BUSINESS WIRE)—February 2, 2012— International Rectifier Corporation (NYSE:IRF) today announced financial results for the second quarter (ended December 25, 2011) of its fiscal year 2012.  Revenue for the second quarter fiscal year 2012 was $230.1 million, a 24% decrease from $302.7 million in the first quarter fiscal year 2012 and an 18.3% decrease from $281.7 million in the second quarter fiscal year 2011.

International Rectifier reported net loss of $6.3 million, or $0.09 per fully diluted share for the second quarter fiscal year 2012, compared with net income of $22.0 million, or $0.31 per fully diluted share in the first quarter fiscal year 2012.  The second quarter fiscal year 2012 results included a reduction in intellectual property revenue due to a royalty over reporting and overpayment by one of the Company’s licensees in prior periods of $1.5 million, and $1.5 million equity investment impairment.  Combined, these two items negatively impacted fully diluted earnings per share by $0.04.  For the second quarter fiscal year 2011, International Rectifier reported a net income of $43.9 million, or $0.62 per fully diluted share.

“While industry conditions led to a sequential sales decline in the December quarter, we managed to reduce our channel inventory dollars by approximately 15%,” stated President and Chief Executive Officer Oleg Khaykin.  “Despite the downturn, our design win activities were robust and we remain optimistic about our long-term growth prospects.”

Gross margin for the second quarter fiscal year 2012 was 35.4%, down 2.5 percentage points compared with the first quarter fiscal year 2012 and down from 43.0% in the second quarter fiscal year 2011.

Operating loss was $3.3 million compared with operating income of $30.2 million in the first quarter fiscal year 2012 and operating income of $44.6 million in the second quarter fiscal year 2011.

Research and development expenses for the second quarter fiscal year 2012 were $32.2 million, down from $33 million in the first quarter fiscal year 2012.

Selling, general and administrative expenses for the second quarter fiscal year 2012 were $50.6 million, up from $49 million in the prior quarter.

Cash, cash equivalents and marketable investments totaled $398.6 million at the end of the second quarter fiscal year 2012, including restricted cash of $1.4 million.

Cash used in operating activities for the second quarter fiscal year 2012 was $19.4 million.

The Company had 69,069,135 shares outstanding at the end of the quarter.

March Quarter Outlook

Oleg Khaykin noted: “We have seen improvements in orders and believe customers are starting to replenish inventory.  As a result, we currently expect revenue to range from $230 million to $250 million.  Gross margin is expected to be between 31% and 32% mainly due to planned lower factory utilization.

“The market is showing promising signs that a bottom has formed and demand is starting to improve. As demand returns, we remain well-positioned with new products and capacity for future growth,” concluded Mr. Khaykin.

Segment Table Information/Customer Segments

The business segment tables included with this release for the Company’s fiscal quarters ended December 25, 2011, September 25, 2011, and December 26, 2010, respectively, reconcile revenue and gross margin for the Company’s customer segments to the consolidated total amounts of such measures for the Company.  What we refer to as our “customer segments” includes our Power Management Devices, Energy Saving Products, Automotive Products, Enterprise Power and HiRel reporting segments, and does not include our Intellectual Property reporting segment.

Quarterly Report on Form 10-Q

The Company expects to file its Quarterly Report on Form 10-Q for the second quarter of its 2012 fiscal year with the Securities and Exchange Commission on Friday, February 3, 2012. This financial report will be available for viewing and download at http://investor.irf.com.

NOTE: A conference call will begin today at 2:00 p.m. Pacific time. CEO Oleg Khaykin and CFO Ilan Daskal will discuss the company’s December quarter results and March quarter outlook. All participants, both in the U.S. and international, may join the call by dialing 706-679-3195 by 1:55 p.m. Pacific time.  In order to join this conference call, participants will be required to provide the Conference Passcode: “International Rectifier”.  Participants may also listen over the Internet at http://investor.irf.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A taped replay of this call will be available from approximately 6:00 p.m. Pacific time on Thursday, February 2 through Thursday, February 9, 2012. To listen to the replay by phone, call 855-859-2056 or 404-537-3406 for international callers and enter reservation number 42587205. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate. These forward-looking statements involve risks, uncertainties and assumptions. When we use words such as “believe,” “expect,” “anticipate,” “will” or similar expressions, we are making forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct. The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, reduced demand arising from a decline or volatility in general market and economic conditions or customer forecasts; order cancellations due to decreased demand or softening market conditions for customer products; reduced demand as a result of adverse effects on customers from the recent flooding in Thailand;  reduced margins from lower than expected factory utilization and higher than expected costs; manufacturing delays; operational and manufacturing disruptions from implementing our new enterprise resource planning (ERP) system and additional costs related thereto; additional costs or adverse financial effects from implementing our strategic growth initiatives; volatility or deterioration of capital markets; the effects of longer lead times for certain products on meeting demand and any inability by us to satisfy or to timely satisfy customer demand, including, without limitation, operational effects from our ERP system; unexpected costs or delays in implementing our plans to secure and qualify additional manufacturing capacity for our products, including the use of third party contract manufacturers and the purchase and installation of additional manufacturing equipment; the adverse impact (whether financial, operational or otherwise) of regulatory, investigative, enforcement and legal actions, including without limitation, any of the foregoing in regards to environmental compliance; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products or our ability to secure additional business; the effects of manufacturing, operational and vendor disruptions; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to, among other things, supply constraints, equipment malfunction, power or other utility disruptions or natural disasters (including without limitation, any effects from events that may occur from natural and related disasters affecting Japan, Thailand and the United States); delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims (including, without limitation threatened litigation and claims related to intellectual property); and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, as filed from time to time.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	December 25, 2011	September 25, 2011	December 26, 2010
Revenues	$230,078	$302,741	$281,744
Cost of sales	148,659	187,903	160,733
Gross profit	81,419	114,838	121,011

Selling, general and administrative expense	50,558	48,991	46,617
Research and development expense	32,227	33,028	28,544
Amortization of acquisition-related intangible assets	1,939	2,615	1,242
Asset impairment, restructuring and other charges	—	—	(4)
Operating income (loss)	(3,305)	30,204	44,612
Other expense, net	1,956	2,203	1,708
Interest income, net	(31)	(209)	(4,152)
Income (loss) before income taxes	(5,230)	28,210	47,056
Provision for income taxes	1,107	6,247	3,127
Net income (loss)	$(6,337)	$21,963	$43,929

Net income (loss) per common share-basic (1)	$(0.09)	$0.31	$0.62

Net income (loss) per common share-diluted (1)	$(0.09)	$0.31	$0.62

Average common shares outstanding—basic	69,046	69,768	69,587
Average common shares and potentially dilutive shares outstanding—diluted	69,046	70,285	70,235

(1)         Net income per common share is computed using the two-class method as required by accounting rules.  We do not pay dividends; however, net income must be allocated to unvested restricted stock units (“RSUs”) on which we could pay dividend equivalents.  The amount of net income allocated to these RSUs is excluded from income available to common shareholders in the calculation of earnings per share.  These amounts were $267 thousand, and $713 thousand for the three months ended September 25, 2011, and December 26, 2010, respectively.  As we were in a net loss for the three months ended December 25, 2011, we did not have any income to allocate to unvested RSUs on which we could pay dividend equivalents.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 25, 2011	September 25, 2011 (1)	December 26, 2010 (1)
Assets
Current assets:
Cash and cash equivalents	$271,489	$264,539	$249,301
Restricted cash	492	445	1,629
Short-term investments	115,344	172,248	300,939
Trade accounts receivable, net	165,963	183,408	169,426
Inventories	308,896	282,927	223,162
Current deferred tax assets	2,005	1,988	2,008
Prepaid expenses and other receivables	38,246	34,918	30,412
Total current assets	902,435	940,473	976,877
Restricted cash	915	1,632	1,776
Long-term investments	10,312	4,815	48,820
Property, plant and equipment, net	463,273	459,061	368,357
Goodwill	121,570	121,570	74,955
Acquisition-related intangible assets, net	32,391	34,330	12,485
Long-term deferred tax assets	24,945	25,118	7,995
Other assets	51,804	55,519	50,072
Total assets	$1,607,645	$1,642,518	$1,541,337
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$93,695	$102,509	$100,236
Accrued income taxes	4,442	11,714	5,164
Accrued salaries, wages and benefits	39,755	44,801	50,323
Current deferred tax liabilities	2	2	1,687
Other accrued expenses	84,221	96,531	79,991
Total current liabilities	222,115	255,557	237,401
Long-term deferred tax liabilities	3,856	3,845	5,334
Other long-term liabilities	37,503	35,662	34,061
Total liabilities	263,474	295,064	276,796
Commitments and contingencies
Stockholders’ equity:
Common shares	74,795	74,708	74,184
Capital contributed in excess of par value of shares	1,029,085	1,023,632	1,011,345
Treasury stock, at cost	(104,821)	(104,821)	(73,589)
Retained earnings	361,360	367,698	256,616
Accumulated other comprehensive loss	(16,248)	(13,763)	(4,015)
Total stockholders’ equity	1,344,171	1,347,454	1,264,541
Total liabilities and stockholders’ equity	$1,607,645	$1,642,518	$1,541,337

(1)                                 Certain reclassifications have been made to the previously reported amounts to conform to the current presentation.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	3 Months Ended
	December 25, 2011	September 25, 2011	December 26, 2010 (1)
Cash flows from operating activities:
Net income (loss)	$(6,337)	$21,963	$43,929
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,670	19,523	19,638
Amortization of acquisition-related intangible assets	1,939	2,615	1,242
Loss (gain) on disposal of fixed assets	431	692	(48)
Stock compensation expense	4,262	3,707	3,660
Gain on sale of investments	(7)	(54)	(3,483)
Other-than-temporary impairment of investments	1,844	535	—
(Recovery of) provision for bad debts	(34)	1,232	(449)
Provision for inventory write-downs	3,138	4,211	2,635
Gain on derivatives	(77)	(1,409)	(1,684)
Deferred income taxes	2,132	1,424	(90)
Tax benefit from stock-based awards	—	—	536
Excess tax benefit from stock-based awards	(50)	(623)	(1,694)
Changes in operating assets and liabilities, net	(48,343)	(39,237)	(10,664)
Other	1,038	2,021	3,531
Net cash (used in) provided by operating activities	(19,394)	16,600	57,059
Cash flows from investing activities:
Additions to property, plant and equipment	(26,603)	(45,245)	(32,945)
Proceeds from sale of property, plant and equipment			800
Sale of investments	9,521	5,342	18,697
Maturities of investments	95,298	52,025	64,400
Purchase of investments	(53,753)	(36,096)	(89,524)
Release from (additions to) restricted cash	675	(21)	—
Net cash (provided by) used in investing activities	25,138	(23,995)	(38,572)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,364	399	6,859
Excess tax benefit from stock-based awards	50	623	1,694
Purchase of treasury stock	—	(23,576)	(4,887)
Net settlement of restricted stock units for tax withholdings	(87)	(1,802)	(1,667)
Net cash (used in) provided by financing activities	1,327	(24,356)	1,999
Effect of exchange rate changes on cash and cash equivalents	(121)	(2,441)	(866)
Net increase (decrease) in cash and cash equivalents	6,950	(34,192)	19,620
Cash and cash equivalents, beginning of period	264,539	298,731	229,681
Cash and cash equivalents, end of period	$271,489	$264,539	$249,301

(1)   Certain reclassifications have been made to the previously reported amounts to conform to the current presentation.

For the three months ended December 25, 2011 and September 25, 2011, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	December 25, 2011			September 25, 2011
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power management devices	$72,490	31.5%	29.3%	$111,207	36.7%	29.4%
Energy saving products	58,938	25.6	36.6	76,058	25.1	41.4
Automotive products	24,647	10.7	17.9	28,900	9.6	31.5
Enterprise power	30,530	13.3	36.1	35,966	11.9	40.3
HiRel	44,410	19.3	54.2	48,842	16.1	51.8
Customer segments total	231,015	100.4	35.6	300,973	99.4	37.6
Intellectual property	(937)	(0.4)	(100.0)	1,768	0.6	100.0
Consolidated total	$230,078	100.0%	35.4%	$302,741	100.0%	37.9%

For the three months ended December 26, 2010, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	December 26, 2010
Business Segment	Revenues	Percentage of Total	Gross Margin
Power management devices	$112,550	39.9%	37.1%
Energy saving products	63,056	22.4	47.3
Automotive products	25,514	9.1	32.5
Enterprise power	31,600	11.2	50.5
HiRel	47,066	16.7	49.3
Customer segments total	279,786	99.3	42.6
Intellectual property	1,958	0.7	100.0
Consolidated total	$281,744	100.0%	43.0%

International Rectifier Corporation

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